EXHIBIT 10.81

LAS VEGAS SANDS CORP.
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

December 9, 2014

Robert G. Goldstein

Re:  Terms of Continued Employment

Dear Robert:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company.  For valuable consideration and intending to be legally bound, the parties agree as follows:

1.             Prior Employment Agreements.  Effective as of January 1, 2015 (the “Effective Date”), the employment agreement between the Company and you, dated as of January 11, 2011 (the “Existing Employment Agreement”), shall terminate and be of no further force and effect; provided, that you shall not forfeit your right to any Incentive Award (as defined in the 2004 Employment Agreement), Option Incentive Award (as defined in the 2009 Employment Agreement), Restricted Stock Award or 2012 Restricted Stock Award (each as defined in the Existing Employment Agreement) that is outstanding as of the Effective Date.  Effective as of the Effective Date, except as provided in the preceding sentence, this Agreement will constitute the entire agreement between the Company and you with respect to your terms and conditions of employment.  For the sake of clarity, the status (as of November 21, 2014) of your Incentive Awards, Option Incentive Award, Restricted Stock Award and 2012 Restricted Stock Award that are outstanding as of the Effective Date are set forth on Annex A.  For purposes of this Agreement, the “2009 Employment Agreement” means the prior employment agreement between the Company and you, dated as of July 10, 2009; the “2004 Employment Agreement” shall have the meaning given such term in the 2009 Employment Agreement; and the “Prior Employment Agreements” means, collectively, the Existing Employment Agreement, the 2009 Employment Agreement and the 2004 Employment Agreement.

2.             Duties and Responsibilities.

(a)             You shall serve in the capacity of and have such powers, duties and responsibilities as are generally associated with the office of President and Chief Operating Officer of the Company.  In this capacity, you shall report directly to the Company’s Chief Executive Officer.

(b)             From and after the Effective Date, in the event the Company fails to maintain you as an executive officer of the Company, reduces the Base Salary (as defined below), or materially changes the duties and responsibilities of your office that would cause your position to have less dignity, importance or scope than intended at the Effective Date, including but not limited to changes to scope and duties which occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, you may voluntarily terminate your employment with the Company without further restrictions or liability; provided, that the restrictions set forth in Section 18 below shall continue to apply following such termination of employment and provided, further, that if such termination of employment is due to a “Change in Control” subject to Section 13 below, the restrictions set forth in Section 19 also shall continue to apply following such termination of employment.

3.             Business Travel; Use of Airplane.  The Company shall make available to you a private jet aircraft for business and personal use (however, at your election, you shall be entitled to travel First Class on commercial airlines for all Company business trips).  If you are otherwise taking a trip on a private jet made available by the Company for you, then you may bring one or more members of your immediate family to accompany you on such trip.  When you travel for business purposes, the Company shall reimburse you (in accordance with Section 10) for first class hotel accommodations expenses (for up to a one-bedroom suite).

4.             Performance.  You covenant and agree to faithfully and diligently perform all of the duties of your employment, devoting your full business and professional time, attention, energy and ability to promote the business interests of the Company and all its properties.  You further agree that during the period of your employment with the Company, you will not engage in any other business or professional pursuit whatsoever unless the Board of Directors of the Company (the “Board”) shall consent thereto in writing; provided, however, that the foregoing shall not preclude you from engaging in civic, charitable, or religious activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of your duties under this Agreement.

5.             Term.  The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on December 31, 2019 (the “Initial Term”), unless sooner terminated as provided under the terms of this Agreement.  Upon the scheduled expiration of the Initial Term, your employment may thereafter only be extended upon the express mutual written agreement of both you and the Company.

6.             Licensing Requirement. You are presently licensed as a casino key employee (the “License”) by the Nevada Gaming Commission and the Nevada State Gaming Control Board, the gaming authorities with jurisdiction over the Company or its affiliates in Singapore, Macao and Pennsylvania, as applicable, and any other gaming authority with jurisdiction over the Company or its affiliates (collectively, the “Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission and the gaming laws and regulations of the jurisdictions of Singapore, Macao, Pennsylvania and such other Gaming Authorities. You agree, at the Company’s sole cost and expense, to cooperate with the Gaming Authorities to maintain the License in full force and effect and in good standing.  You further agree to apply for a license as a casino key employee (or similar status) in any jurisdiction in which the Company’s casino key employees are required to be licensed.

7.             Base Salary and Annual Bonus.

(a)              Beginning as of the Effective Date and throughout the duration of the Initial Term, you shall receive a base annual salary of $3,250,000 (the “Base Salary”), payable in substantially equal installments every two weeks or otherwise in accordance with the regular payroll practices of the Company.

(b)              You will be eligible for an annual bonus (“Bonus”) under the applicable executive bonus program in which the Company’s senior executives participate for each calendar year of the Initial Term (with a target Bonus of 100% of Base Salary), subject to the achievement of performance criteria established by the Compensation Committee of the Board (the “Compensation Committee”).  The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Plan in effect at the time of such determination, after consultation with the Company’s Chief Executive Officer.  The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date except (i) for the Bonus for the 2019 calendar year, which is subject to your continued employment through the end of the Initial Term and (ii) as otherwise provided in Sections 13(a) and 14(a).

8.             Equity Award.  On the date this Agreement is signed by all parties (the “Date of Grant”), you shall be granted a one-time award of options to purchase 2,250,000 shares of LVSC common stock (the “New Option Grant”) under the LVSC 2004 Equity Award Plan (the “Plan”).  The New Option Grant shall vest in its entirety in accordance with the following schedule, subject to your continued employment through each such date, except as otherwise provided below:

250,000 Options	First Anniversary of the Date of Grant

350,000 Options	Second Anniversary of the Date of Grant

400,000 Options	Third Anniversary of the Date of Grant

250,000 Options	Fourth Anniversary of the Date of Grant

1,000,000 Options	December 31, 2019

The Company covenants that on the Date of Grant, without the need for shareholder approval, there will be 2,250,000 shares of LVSC common stock available under the Plan for the unconditional grant of the New Option Grant.  The New Option Grant shall have a 10-year term from the Date of Grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) on the Date of Grant.  Except as otherwise provided herein, the New Option Grant shall otherwise be subject to the terms and conditions of the Plan and the Company’s form of stock option agreement for its senior executives.

9.             Employee Benefit Plans.  During the Initial Term and any renewal, you shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation.  In addition to the foregoing, you shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives.

10.           Expense Reimbursement.  You are authorized to incur such reasonable expenses as may be necessary for the performance of your duties hereunder in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse you for all such authorized expenses upon submission of an itemized accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.

11.           Vacations and Holidays.  You shall be entitled to vacations and holidays as provided in the Company’s Flex Day Plan as in effect from time to time, but no less than four (4) weeks of paid vacation leave per year, at such times as may be requested by you and approved by the Company.  No more than three (3) weeks of vacation shall be taken consecutively.

12.           Termination by the Company; Termination by You for Good Reason.  The Company may terminate your employment hereunder for Cause (as defined below).  The Company may terminate your employment without Cause (and other than due to death or Disability (as defined below)) upon 30 days advance written notice.  You may terminate your employment for Good Reason (as defined below).

(a)             In the event the Company terminates your employment for Cause, you shall be entitled to receive:  (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employmen; (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.  The restrictions set forth in Sections 18 and 19 shall continue to apply following such termination of employment.

(b)             In the event that the Company terminates your employment without Cause (and other than due to death or Disability), or you terminate your employment for Good Reason, you shall be entitled to receive:  (i) continuation of Base Salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term); (ii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iii) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.  The restrictions set forth in Section 18 shall continue to apply following such termination of employment.

(c)             “Cause,” as used above, shall mean:  (i) conviction of a felony, misappropriation of any material funds or material property of the Company, its subsidiaries or affiliates; (ii) commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any material act of dishonesty relating to your employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (iv) use of alcohol or drugs that renders you materially unable to perform the functions of your job or carry out your duties to the Company; (v) a material breach of this Agreement by you; (vi) committing any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or (vii) the withdrawal with prejudice, denial, revocation or suspension of the License by the Gaming Authorities; provided, that, with respect to (iv), (v) and (vii) above, the Company shall have first provided you with written notice stating with specificity the acts, duties or directives you have committed or failed to observe or perform, and you shall not have corrected the acts or omissions complained of within thirty (30) days of receipt of such notice.

(d)              “Good Reason,” as used above, shall mean the occurrence of any of the following without your consent:  (i) the Company’s removal of you from the position of President and Chief Operating Officer of the Company or (ii) any other material adverse change in your status, position, duties or responsibilities (which shall include any adverse change in the reporting relationships described in this Agreement) which is not cured within thirty (30) days after written notice thereof is delivered by you to the Company.  No purported termination for Good Reason shall be effective unless you deliver a written notice of termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist.

(e)              Except as otherwise provided herein, the exercise and/or termination of the Incentive Awards under the 2004 Employment Agreement, the Option Incentive Award under the 2009 Employment Agreement, the Restricted Stock Award and the 2012 Restricted Stock Award under the Existing Employment Agreement, and the New Option Grant under this Agreement shall be governed by the Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Employment Agreements).

13.           Termination by You Following a Change in Control.  You may voluntarily terminate this Agreement and your employment with the Company upon 30 days’ written notice to the Company without further restrictions or liability if there is a “Change in Control” as that term is defined in the Plan; provided, that such notice may not be effective any earlier than the expiration of the twelve-month period immediately following such Change in Control; and provided, further, that the restrictions set forth in Sections 18 and 19 shall continue to apply following such termination of employment.

(a)              In the case of a termination of this Agreement and your employment with the Company by you following a Change in Control in accordance with the foregoing provisions of this Section 13, then you shall be entitled to receive promptly following the date of such termination (for the sake of clarity, such date may not be earlier than the expiration of the twelve-month period immediately following the Change in Control), (i) all accrued and unpaid Base Salary and previously earned bonus(es) through the date of termination; (ii) a lump sum payment of two (2) times the Base Salary; (iii) accelerated vesting of all equity awards (including the Incentive Awards under the 2004 Employment Agreement, the Option Incentive Award under the 2009 Employment Agreement, the Restricted Stock Award and the 2012 Restricted Stock Award

under the Existing Employment Agreement, and the New Option Grant under this Agreement) so that all such awards are fully vested as of the date of termination; and (iv) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time you and your covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of you or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.

(b)              To the extent that the health and welfare benefits provided for in Section 13(a)(iv) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for you under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to you and your spouse and dependents as a result of your termination.  Any amount payable under this Section 13(b) shall be determined as soon as practicable following termination of employment and shall be paid to you within 60 days following termination of employment.

(c)              Except as otherwise provided herein, the exercise and/or termination of the Incentive Awards under the 2004 Employment Agreement, the Option Incentive Award under the 2009 Employment Agreement, the Restricted Stock Award and the 2012 Restricted Stock Award under the Existing Employment Agreement, and the New Option Grant under this Agreement shall be governed by the Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Employment Agreements).

14.           Termination Due to Death or Disability.  Your employment hereunder shall terminate upon the occurrence of your death.  The Company may terminate your employment due to Disability.  The restrictions set forth in Section 18 shall continue to apply following the termination of employment due to Disability.

(a)             In the event of a termination of your employment due to your death or Disability, you or your estate, as the case may be, shall be entitled to receive:  (i) continuation of Base Salary for 12 months following termination of employment (or, if shorter, the remainder of the Initial Term), less any short term disability insurance proceeds you receive during such period in the event termination of your employment is due to your Disability, and less any life insurance proceeds you receive from any company-paid life insurance policies in the event of your death; (ii) accelerated vesting of the 2012 Restricted Stock Award such that the portion of such award that would have vested during the twelve (12) month period following the date of termination had you remained employed during such period shall be immediately vested as of the date of termination; (iii) in the event your employment terminates due to your death or Disability during the 2019 calendar year, accelerated vesting of a portion of the New Option Grant such that the pro-rata portion of such award that would have vested (calculated on a straight line basis based on the number of days in the 2019 calendar year prior to the date of termination) shall be immediately vested (and the restrictions on such pro-rated number of restricted shares shall lapse)

as of the date of termination; (iv) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (v) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

(b)             Except as otherwise provided herein, the exercise and/or termination of the Incentive Awards under the 2004 Employment Agreement, the Option Incentive Award under the 2009 Employment Agreement, the Restricted Stock Award and the 2012 Restricted Stock Award under the Existing Employment Agreement, and the New Option Grant under this Agreement shall be governed by the Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Employment Agreements).

(c)             “Disability” as used above shall mean that, during your employment with the Company, you shall, in the opinion of an independent physician selected by agreement between the Board and you, become so physically or mentally incapacitated that you are unable to perform the duties of your employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of six (6) consecutive months.

15.           Post-Termination Exercise Period for Options; Treatment of Equity on Certain Sales/Change in Ownership.

(a)              For purposes of this Section 15(a), capitalized terms that are not otherwise defined in this Agreement shall have the meaning given such terms in the Plan.  If Adelson or any Designated Holder sells, transfers or otherwise disposes of (whether by Business Combination or otherwise), shares of LVSC common stock ((i) to any Person or Persons other than Adelson or any Designated Holder, and (ii) other than pursuant to a transaction described in clauses (I) through (V) of subsection (i) of the definition of “Change in Control” under the Plan), and as a result such Person or Persons acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (i) the Outstanding Company Common Stock or (ii) the combined voting power of the Outstanding Company Voting Securities (the “Change in Ownership Transaction”), then you shall be able to exercise your outstanding unvested options to acquire LVSC common stock (including any outstanding unvested portions of the New Option Grant) and sell any shares of outstanding unvested LVSC common stock (including any outstanding unvested portions of the Restricted Stock Award and 2012 Restricted Stock Award); provided, that the after-tax proceeds of such exercise and/or sale (whether such proceeds are cash or shares of LVSC common stock, net of applicable withholding taxes) shall be retained and held by the Company in escrow and invested in one or more interest bearing accounts at one or more financial institutions reasonably acceptable to you, and shall be payable to you on the first anniversary of such Change in Ownership Transaction (or, if earlier, upon the termination of your employment by the Company without Cause, or the termination of your employment by you for Good Reason, or the termination of your employment because of death or Disability) subject to your continued employment through such date (and if you otherwise are not continuously employed through such date then such after-tax proceeds shall be forfeited upon such other termination of employment).

(b)              Except as otherwise provided herein, the exercise and/or termination of the

Incentive Awards, Option Incentive Award, the Restricted Stock Award, the 2012 Restricted Stock Award and the New Option Grant shall be governed by the Plan and the applicable award agreements, provided, that for the avoidance of doubt, in the event your employment terminates (other than (i) by the Company for Cause, or (ii) due to death or Disability), you shall have not more than 90 days following termination of your employment to exercise the vested portion of the Option Incentive Awards under the 2004 Employment Agreement and the Option Incentive Award under the 2009 Employment Agreement and the New Option Grant.

16.           Timing of Certain Payments. Subject to Sections 17 and 20: (a) any amounts payable under Sections 12(a)(i), 13(a)(i) or 13(c)(i) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Sections 12(a)(ii), 12(b)(ii), 13(c)(ii) or 14(a)(iv) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which your separation from service occurs.

17.           Release.  Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under Sections 12, 13, 14 or 15 (other than payments under Section 15 that are payable while you are still employed) are conditional upon and subject to your execution of the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law), of all claims you may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.  You shall execute and deliver such General Release and Covenant Not to Sue within 60 days following termination of employment, and, except as otherwise provided in Section 20, any payments that are subject to the execution of such General Release and Covenant Not to Sue shall commence to be paid on the 61st day following termination of employment (with the first such installment including any prior unpaid installments).

18.           Confidentiality. You agree that you will hold in strictest confidence and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which you have acquired or may hereafter acquire during your employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to (a) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (b) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (c) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section shall apply during your employment by the Company and shall survive termination of this Agreement, and your employment hereunder, for any reason and shall remain binding upon you without regard to the passage of time or other events.

19.           Restrictive Covenant.  You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(a)             Except as specifically provided for in Sections 2(b), 12(b), 13 and 14, during your employment with the Company and for a period of one (1) year from the date of termination of your employment for any reason (the “Restriction Period”), you shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Bethlehem, Pennsylvania, (iv) Japan, (v) Korea, (vi) Vietnam, (vii) New Jersey, (viii) Singapore or (ix) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of your termination.  For the avoidance of doubt, and consistent with previous discussions between a then-current (now former) member of the Compensation Committee of the Board and you, the foregoing is not intended to prevent you from providing consulting services to investment banks or other financial firms doing business with entities in the hotel, casino, retail or hospitality industries during the Restriction Period; provided that you may not provide consulting services to investment banks or other financial firms on matters relating to hotels or casinos doing business in the locations specified in clauses (i) - (iv) in the prior sentence.

(b)              In addition to, and not in limitation of, the provisions of Section 19(a), you agree, for the benefit of the Company and its affiliates, that during the Restriction Period, you shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith, or (ii) hire or engage any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.

(c)              You understand that the provisions of this Section 19 may limit your ability to earn a livelihood in a business similar to the business of the Company but you nevertheless agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section 19.  In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any provisions of Section 19 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(d)              It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 19 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e)              In the event that you violate any of the restrictive covenants set forth in Sections 19(a) or 19(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of LVSC common stock and other unvested equity awards granted to you shall be automatically forfeited effective as of the date on which such violation first occurs.

20.           Section 409A.

(a)             For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(b)              It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 20 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. In light of the uncertainty as of the date hereof with respect to the proper application of Section 409A, the Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(c)              Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.

(d)              Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Sections 12, 13 or 14 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 13 may not be exempt from U.S. federal income tax, you shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, you shall be entitled to receive from the Company a reimbursement of the amounts paid by you for such coverages.

(e)              For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.

(f)              To the extent that any reimbursements pursuant to Section 10 or 21 are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

21.           Miscellaneous.

(a)             Assignment and Assumption.  This Agreement is personal to you and shall not be assignable by you otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by your legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)             Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

  If to you, to:

  Robert G. Goldstein

  If to the Company, to:

  Las Vegas Sands Corp.
  3355 Las Vegas Boulevard South
  Las Vegas, Nevada 89109
  Attn: Chairman and Chief Executive Officer

  With a copy to:

  Las Vegas Sands Corp.
  3355 Las Vegas Boulevard South
  Las Vegas, Nevada 89109
  Attn: General Counsel

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

(c)             Waiver of Provisions.  The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

(d)             Severability; Integration.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.  Subject to Section 1, this Agreement constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof including the Employment Agreement.

(e)             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada, without reference to the principles of conflict of laws thereof.  Any action to enforce this Agreement must be brought in a court situated in Clark County, Nevada.  Each party hereby waives the right to claim that any such court is an inconvenient forum for the resolution of any such action.

(f)             JURY TRIAL WAIVER.  THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR YOUR EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(g)             Dispute Resolution.

(i)           You acknowledge and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 18 or 19 herein would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, and without limiting Section 19(e) hereof, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits (including the vesting of equity) to you pursuant to Sections 12, 13, 14 or 15 if you have violated any provision of Section 18 or 19.

(ii)           Any controversy or claim arising out of or relating to Sections 18 or 19 of this Agreement (or the breach thereof) shall be settled by a state or federal court located in Las Vegas, Nevada.

(iii)           The reasonable legal fees and expenses of the prevailing party in any dispute shall be paid or reimbursed by the losing party.  If there is no prevailing party, then each party shall be responsible for its own fees and expenses.

(iv)           Any court action under this Agreement shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the decision and award, any personal information and the confidentiality of any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties.  Each party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties.  To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that the proceedings be heard privately, and that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the parties.

(h)            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i)           Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of your employment with the Company beyond the expiration of the Initial Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and your employment may thereafter be terminated “at will” by you or the Company.

(j)             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(k)             No Mitigation.  You shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that you may receive from any other source.

(l)             Survival. Sections 18 and 19 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and your employment for any reason.

(m)             Amendments.  This Agreement may not be amended, changed or modified except by a written document signed by each of the parties to this Agreement.

(n)             Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

(o)             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

[Remainder of page deliberately left blank]

Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/s/ Sheldon G. Adelson
Name:	Sheldon G. Adelson
Title:	Chairman of the Board and Chief Executive Officer

LAS VEGAS SANDS, LLC

By:	/s/ Sheldon G. Adelson
Name:	Sheldon G. Adelson
Title:	Chairman of the Board and Treasurer

I hereby accept the terms of this Agreement and agree to abide by the provisions hereof:

/s/ Robert G. Goldstein
Robert G. Goldstein

Date: 12-9-14

Signature page to 2014  letter agreement from Las Vegas Sands Corp. and Las Vegas Sands, LLC to Robert G. Goldstein

ANNEX A

LAS VEGAS SANDS CORP.
Share Ownership, Including Equity Grants
(as of November 21, 2014)

Name	Grant Date	Grant Type	Exercise Price (re-priced)	Number Granted	Total Vested	Exercised / sold / Donated	Remaining Vested / Exercisable	Unvested	Vesting Schedule

Robert Goldstein	12/15/2004	Options	$26.25	62,620	62,620	0	62,620	0	4 years

	1/11/2006	Options	$39.84	53,254	53,254	0	53,254	0	4 years

	3/30/2007	Options	$83.86	30,988	30,988	0	30,988	0	4 years

	3/29/2008	Options	$70.84	39,155	39,155	0	39,155	0	4 years

	2/6/2009	Options	$1.39	448,028	448,028	448,028	0	0	4 years

	7/10/2009	Options	$4.09	500,000	500,000	200,000	300,000	0	50% 1/1/10 50% 1/1/11

	1/11/2006	RSA	n/a	17,609	17,609	17,609	0	0	3 years

	3/30/2007	RSA	n/a	10,391	10,391	10,391	0	0	3 years

	3/29/2008	RSA	n/a	5,071	5,071	5,071	0	0	3 years

	2/6/2009	RSA	n/a	4,024	4,024	4,024	0	0	3 years

	1/11/2011	RSA	n/a	125,000	125,000	45,865	0	0	12/21/2012

	3/8/2012	RSA	n/a	375,000	75,000	0	75,000	300,000	20% 12/31/13 20% 12/31/14 60% 12/31/15

Exhibit A

General Release and
Covenant Not to Sue

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

Robert G. Goldstein (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that letter agreement dated as of December 9, 2014, and effective as of January 1, 2015 (the “Letter Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this General Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.

Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not

Exhibit A

to Sue does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.

To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue.  In order to cancel or revoke this General Release and Covenant Not to Sue, Executive must deliver to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release and Covenant Not to Sue.  If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Exhibit A

Executive acknowledges and agrees that Executive has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the undersigned has caused this General Release and Covenant Not to Sue to be executed on this day of , ____.

EXECUTIVE

/s/ Robert G. Goldstein
Robert G. Goldstein